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                                                                       EXHIBIT U

                             CONSENT AND AGREEMENT

To Morgan Stanley Dean Witter & Co.:

     I hereby acknowledge that the voting arrangements to which I was subject pursuant to any of the following agreements or certificates (collectively, the "Agreements") have been duly and validly terminated as to all shares of common stock of Morgan Stanley Dean Witter & Co. owned by me:

1. Stockholders' Agreement, dated as of February 14, 1986, as amended (the "Stockholders' Agreement"), among Morgan Stanley Dean Witter & Co. (the "Company"), as successor to Morgan Stanley Group Inc. ("Morgan Stanley Group"), and each of the stockholders of the Company who is a party thereto.

2. Each nonqualified stock option agreement, including all appendices and amendments thereto and each voting agreement entered into pursuant thereto, under the Morgan Stanley Group 1986 Stock Option Plan, as amended.

3. Each award agreement, including all appendices and amendments thereto and each voting agreement entered into pursuant thereto, under the Morgan Stanley Group Performance Unit Plan, as amended.

4. Each award agreement or certificate (including, without limitation, each option agreement, stock unit agreement, stock restriction agreement, option certificate and stock unit certificate), including all appendices and amendments thereto and each voting agreement entered into pursuant thereto under the Morgan Stanley Group 1988 Equity Incentive Compensation Plan, as amended.

5. Each award agreement or certificate (including without limitation each option agreement, stock unit agreement, stock restriction agreement, option certificate and stock unit certificate), including all appendices and amendments thereto and each voting agreement entered into pursuant thereto under the Morgan Stanley Group 1995 Equity Incentive Compensation Plan, as amended.

6. Each voting agreement between Morgan Stanley Group and the former general partners of Miller Anderson & Sherrerd, LLP ("MAS") entered into in connection with the acquisition of MAS by Morgan Stanley Group.

7. Each voting agreement between Morgan Stanley Group and senior officers of Van Kampen American Capital, Inc. ("VKAC") entered into in connection with the acquisition of VKAC by Morgan Stanley Group.

8. Voting Agreement, dated as of March 5, 1991 by and among Morgan Stanley Group, State Street Bank and Trust Company, as trustee, and each of the stockholders of the Company a party thereto.

     I agree, ratify and consent to (i) the termination of any voting arrangements imposed upon me pursuant to any of the foregoing Agreements applicable to me, (ii) the revocation and termination of the Stockholders' Agreement, if I am a party to such agreement, (iii) the termination of my rights and obligations under any voting agreement to which I am a party and (iv) the release of all other stockholders who are party to the Agreements from the voting arrangements of the Agreements.

     IN WITNESS WHEREOF, I have executed this Consent and Agreement as of November 30, 2000.


                              Signature:
                                        ------------------------------
                              Name:
                                        ------------------------------
                                          (please print name legibly)